FOR IMMEDIATE RELEASE	CONTACT
Hudson Valley Holding Corp.	James J. Landy
21 Scarsdale Road	President & CEO
Yonkers, NY 10707	(914) 771-3230
Stephen R. Brown Sr. EVP, CFO & Treasurer (914) 771-3212

HUDSON VALLEY HOLDING CORP.
ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2010

Yonkers, NY, July 28, 2010... Hudson Valley Holding Corp. (NASDAQ:HUVL), parent of Hudson Valley Bank, has announced a net loss of $11.0 million or $(0.68) per diluted share for the second quarter of 2010, compared to earnings of $0.3 million or $0.03 per diluted share for the same period in 2009, and compared to earnings of $4.9 million or $0.30 per diluted share for the first quarter of 2010. For the six month period ended June 30, 2010, the net loss was $6.1 million or $(0.38) per diluted share compared to earnings of $6.9 million or $0.58 per diluted share for the same period in 2009.

The second quarter 2010 results reflect a significant addition to the provision for loan losses resulting from a decision by the Company to implement a more aggressive workout strategy for the resolution of problem assets in light of a sluggish economic recovery, continued weakness in local real estate activity and market values and growing difficulty in resolving problem loans in a timely fashion through traditional foreclosure proceedings due to increased bankruptcy filings and overcrowded court systems.

James J. Landy, President and Chief Executive Officer said, “Our core business continues to produce positive financial results. The second quarter and year-to-date disappointing financial results are attributable to asset quality challenges and, in particular, our determination to resolve more expeditiously our problem loans. We have analyzed our identified problem loans as well as other loans we believe have the potential to become problems in the near future against our new workout strategy. A specific approach to resolve each loan was developed and we provided through our reserves what we believe will be the loss incurred in light of our new strategy. We believe that our new strategy and the reserves we have established will provide for the effective resolution of our problem loans.”

Mr. Landy added, “We are encouraged by our robust core deposit growth in 2010. Increasing low cost core deposits remains the cornerstone of our business plan. Our cost of funds continues to decline and remains one of the lowest in our industry. Our core deposits provide a solid foundation from which we can grow. Loan demand has softened significantly this year. As a result, our short-term funds have increased causing our margins to decline. We expect loan growth will remain soft for the near term. We believe this situation is temporary and we anticipate loan growth will rebound as the economy gains strength. We do, however, see a slow economic recovery ahead.”

The Company recorded a net loss for the three month period ended June 30, 2010 of $11.0 million or $(0.68) per diluted share, a decrease of $11.3 million compared to net income of $0.3 million or $0.03 per diluted share for the same period in the prior year. The net loss for the six month period ended June 30, 2010 was $6.1 million or $(0.38) per diluted share, a decrease of $13.0 million compared to earnings of $6.9 million or $0.58 per diluted share for the same period in the prior year. Per share amounts for the 2009 periods have been adjusted to reflect the effects of the 10% stock dividend issued in December 2009.

The net loss for the three and six month periods ended June 30, 2010 resulted primarily from a $28.5 million provision for loan losses and a $1.4 million other real estate owned valuation provision recorded in the second quarter of 2010. This provision is reflective of increases in nonperforming assets and, in particular, the Company’s decision to follow a more aggressive strategy for problem asset resolution. The severity of the decline in real estate values has provided new market opportunities for the disposition of distressed assets as investors search for yield in the current low interest rate environment and our more aggressive policy may be able to take advantage of those opportunities. As part of the revised resolution strategy, the Company has reevaluated each problem loan and has made a determination of net realizable value based on management’s estimation of the best possible outcome considering the individual characteristics of each asset against the likelihood of resolution with the current borrower, expectations for resolution through the court system, or other available market opportunities.

Total deposits increased $238.5 million during the six month period ended June 30, 2010 as the Company continued to experience significant growth in new customers both in existing branches and new branches added during the last two years. Proceeds from deposit growth were used to reduce maturing term borrowings or were retained in liquid investments, principally interest earning bank deposits.

Total loans decreased $72.1 million during the six month period ended June 30, 2010. This decline resulted from a number of factors including decreased loan demand, charge-offs and pay downs of existing loans. The Company recognized $25.6 million of net charge-offs during the six month period. The Company has continued to experience a slowdown in payments of certain loans, such as construction loans, whose repayment is often dependent on sales of completed properties, as well as additional increases in delinquent and nonperforming loans in other sectors of the loan portfolio, all of which have been adversely impacted by the economic downturn and decline in the real estate market. The Company, however, continues to provide lending availability to both new and existing customers.

Nonperforming assets, which include nonaccrual loans, accruing loans delinquent over 90 days and other real estate owned, increased to $75.6 million at June 30, 2010, compared to $66.7 million at December 31, 2009, as overall asset quality continued to be adversely affected by the current state of the economy and the real estate market. Although there is growing evidence that the current economic downturn may have begun to slowly turn around, increases in delinquent and nonperforming loans, slowdowns in repayments and declines in the loan-to-value ratios on existing loans continued during the first half of 2010. Despite recent improvement in most economic indicators, the Company’s loan portfolio continued to be adversely impacted by the effects of severe declines in the demand for and values of virtually all commercial and residential real estate properties. These declines, together with the limited availability of residential mortgage financing, resulted in continued downward pressure on the overall asset quality of the Company’s loan portfolio during the first half of 2010. In addition, recent significant increases in filings of bankruptcy and foreclosure proceedings have overloaded the court systems and have resulted in what the Company believes to be unacceptable delays in attempts to obtain title to real estate and other collateral through conventional foreclosure. As a result of these factors, in the second quarter of 2010, the Company instituted a revised and more aggressive strategy for resolving problem assets discussed above.

During 2009 and the first half of 2010, the Company was able to repay maturing long-term borrowings, all of its brokered certificates of deposit and non-customer related short-term borrowings with liquidity provided primarily by core deposit growth and planned utilization of run-off from our investment securities. Additional liquidity from deposit growth was retained in the Company’s short-term liquidity portfolios, available to fund future loan growth. With interest rates remaining at historical low levels, this increase in liquidity contributed to margin compression. The net interest margin declined from 4.40 percent in the first quarter of 2010 to 4.15 percent in the second quarter of 2010.

As a result of the aforementioned activity in the Company’s core businesses of loans and deposits and other asset/liability management activities, tax equivalent basis net interest income declined by $0.7 million or 2.4 percent to $28.6 million for the three month period ended June 30, 2010, compared to $29.3 million for the same period in the prior year. Tax equivalent basis net interest income declined by $1.1 million or 1.9 percent to $57.7 million for the six month period ended June 30, 2010, compared to $58.8 million for the same period in the prior year. The effect of the adjustment to a tax equivalent basis was $0.9 million and $1.8 million, respectively, for the three and six month period ended June 30, 2010, compared to $1.1 million and $2.3 million, respectively, for the same periods in the prior year.

The Company’s non interest income was $2.7 million and $5.5 million, respectively, for the three and six month periods ended June 30, 2010. This represented increases of $0.9 million or 50.0 percent and $1.0 million or 22.2 percent, respectively, compared to $1.8 million and $4.5 million, respectively, for the same periods in the prior year. These increases were primarily as a result of an increase in investment advisory fees. Fee income from this source increased primarily as a result of the effects of recent significant improvement in both domestic and international equity markets. Assets under management were approximately $1.2 billion at June 30, 2010 and $1.0 billion at June 30, 2009. The overall increases in non interest income also included growth in deposit service charges, Non interest income also included recognized pre-tax impairment charges on securities available for sale of $0.5 million and $2.3 million, respectively, for the three and six month periods ended June 30, 2010 and $2.1 million and $3.6 million, respectively, for the same periods in the prior year. The impairment charges were related to the Company’s investments in pooled trust preferred securities. The Company has decided to hold its investments in pooled trust preferred securities as it does not believe that the current market value estimates for these investments are indicative of their underlying value. The pooled trust preferred securities are primarily backed by various U.S. financial institutions many of which are experiencing severe financial difficulties as a result of the current economic downturn. Continuation of these conditions may result in additional impairment charges on these securities in the future. Non interest income for the three and six month periods ended June 30, 2010 also included a $1.4 million valuation loss on other real estate owned. Non interest income, excluding net realized gains and losses on securities transactions, valuation losses on other real estate owned and recognized impairment charges on securities available for sale, was $4.6 million and $9.1 million, respectively, for the three and six month periods ended June 30, 2010. These amounts represented increases of $0.7 million or 17.9 percent and $1.1 million or 13.8 percent, respectively, compared to $3.9 million and $8.0 million, respectively, for the same periods in the prior year.

Non interest expense was $18.1 million and $36.6 million, respectively, for the three and six month periods ended June 30, 2010. This represented decreases of $1.5 million or 7.7 percent and $1.5 million or 3.9 percent, respectively, compared to $19.6 million and $38.1 million, respectively, for the same periods in the prior year. Increases in non interest expense resulting from the Company’s continued investment in its branch offices, technology and personnel to accommodate growth, the expansion of services and products available to new and existing customers and the upgrading of certain internal processes were significantly offset by cost saving measures implemented by the Company during 2009 and continued into 2010. Overall decreases in non interest expense for the three and six month periods ended June 30, 2010, compared to the same periods in the prior year, partially resulted from significantly lower FDIC deposit insurance premiums. Additional premiums imposed by the FDIC in 2009 to replenish shortfalls in the FDIC Insurance Fund have not as yet been imposed to the same degree in 2010. However, additional premium increases and special assessments may continue to be imposed by the FDIC in the future.

During the fourth quarter of 2009, the OCC required Hudson Valley Bank (HVB) to maintain, by December 31, 2009, a total risk-based capital ratio of at least 12.0%, a Tier 1 risk-based capital ratio of at least 10.0%, and a Tier 1 leverage ratio of at least 8.0%. These capital levels are in excess of “well capitalized” levels generally applicable to banks under current regulations. In the second quarter of 2010, the Company contributed an additional $15 million of capital to HVB. The Company and HVB have continuously exceeded required regulatory capital ratios since December 31, 2009.

As previously announced we will be holding a second quarter earnings conference call Wednesday, July 28, 2010 at 10:00 AM EDT — Participant Pass code: 5380315: Domestic (toll free): 1-866-843-0890 or International (toll) +1-412-317-9250.

A replay of the call will be available 1 hour from the close of the conference through August 9, 2010 at 9:00 AM EDT - Replay Pass code: 442496: US Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Participants will be required to state their name and company upon entering call.

The Company webcast will be available live at 10:00 AM EDT, and archived after the call, through our website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Hudson Valley Holding Corp. (HUVL), headquartered in Yonkers, NY, is the parent company of Hudson Valley Bank (HVB). Hudson Valley Bank is a Westchester based bank with more than $2.9 billion in assets, serving the metropolitan area with 36 branches located in Westchester, Rockland, the Bronx, Manhattan, Queens and Brooklyn in New York and Fairfield County and New Haven County, in Connecticut. HVB specializes in providing a full range of financial services to businesses, professional services firms, not-for-profit organizations and individuals; and provides investment management services through a subsidiary, A. R. Schmeidler & Co., Inc. Hudson Valley Holding Corp.’s common stock is traded on the NASDAQ Global Select Market under the ticker symbol “HUVL” and is included in the Russell 3000® Index. Additional information on Hudson Valley Bank can be obtained on their web-site at www.hudsonvalleybank.com.

**************************************************************************************

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from our future results, level of activity, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a continued or unexpected decline in the economy in the New York Metropolitan area;

•	increases in loan losses or in the level of nonperforming loans;

•	unexpected increases in our allowance for loan losses;

•	our failure to maintain required regulatory capital levels;

•	further declines in value in our investment portfolio;

•	a continued or unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance premiums;

•	unexpected changes in interest rates;

•	additional regulatory oversight which may require us to change our business model;

•	the imposition on us of liabilities under federal or state environmental laws;

•	those risk factors identified in our SEC filings, including our Form 10-K for the year ended December 31, 2009.

Forward looking statements speak only as of the date such statements are made. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended June 30, 2010 and 2009
Dollars in thousands, except per share amounts
	Three Months Ended
	Jun 30
	2010	2009
Interest Income:
Loans, including fees	$27,127	$27,374
Securities:
Taxable	3,560	4,483
Exempt from Federal income taxes	1,621	2,032
Federal funds sold	36	14
Deposits in banks	166	7
Total interest income	32,510	33,910

Interest Expense:
Deposits	3,319	3,719
Securities sold under repurchase agreements and other short-term borrowings	71	87
Other borrowings	1,440	1,925
Total interest expense	4,830	5,731

Net Interest Income	27,680	28,179
Provision for loan losses	28,548	11,527
Net interest income after provision for loan losses	(868)	16,652

Non Interest Income:
Service charges	1,612	1,392
Investment advisory fees	2,289	1,755
Recognized impairment charge on securities available for sale (includes $1,256 and $8,450 of total losses in 2010 and 2009, respectively, less $745 and $6,335 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(511)	(2,115)
Realized gains on securities available for sale, net	7	52
Losses on other real estate owned	(1,359)	—
Other income	646	753
Total non interest income	2,684	1,837

Non Interest Expense:
Salaries and employee benefits	9,508	10,415
Occupancy	1,911	1,888
Professional services	1,549	1,001
Equipment	969	1,046
Business development	548	491
FDIC assessment	1,187	2,087
Other operating expenses	2,466	2,711
Total non interest expense	18,138	19,639

Income (Loss) Before Income Taxes	(16,322)	(1,150)
Income Taxes (Benefit)	(5,367)	(1,460)
Net Income (Loss)	($10,955)	$310

Basic Earnings Per Common Share (1)	($0.68)	$0.03
Diluted Earnings Per Common Share (1)	($0.68)	$0.03
(1) June 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the six months ended June 30, 2010 and 2009
Dollars in thousands, except per share amounts
	Six Months Ended
	Jun 30
	2010	2009
Interest Income:
Loans, including fees	$54,691	$54,391
Securities:
Taxable	7,247	9,930
Exempt from Federal income taxes	3,331	4,189
Federal funds sold	78	24
Deposits in banks	259	12
Total interest income	65,606	68,546

Interest Expense:
Deposits	6,654	7,555
Securities sold under repurchase agreements and other short-term borrowings	148	401
Other borrowings	2,938	4,026
Total interest expense	9,740	11,982

Net Interest Income	55,866	56,564
Provision for loan losses	34,130	14,492
Net interest income after provision for loan losses	21,736	42,072

Non Interest Income:
Service charges	3,415	3,005
Investment advisory fees	4,514	3,642
Recognized impairment charge on securities available for sale (includes $3,013 and $10,075 of total losses in 2010 and 2009, respectively, less $730 and $6,523 of losses on securities available for sale, recognized in other comprehensive income in 2010 and 2009, respectively)	(2,283)	(3,552)
Realized gains on securities available for sale, net	75	52
Losses on other real estate owned	(1,424)	—
Other income	1,180	1,340
Total non interest income	5,477	4,487

Non Interest Expense:
Salaries and employee benefits	19,380	20,218
Occupancy	4,096	4,005
Professional services	2,864	2,060
Equipment	1,935	2,040
Business development	1,110	1,040
FDIC assessment	2,275	3,639
Other operating expenses	4,932	5,086
Total non interest expense	36,592	38,088

Income (Loss) Before Income Taxes	(9,379)	8,471
Income Taxes (Benefit)	(3,279)	1,569
Net Income (Loss)	($6,100)	$6,902

Basic Earnings Per Common Share (1)	($0.38)	$0.59
Diluted Earnings Per Common Share (1)	($0.38)	$0.58
(1) June 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
June 30, 2010 and December 31, 2009
Dollars in thousands, except per share and share amounts
	Jun 30	Dec 31
	2010	2009
ASSETS
Cash and non interest earning due from banks	$48,925	$39,321
Interest earning deposits in banks	406,823	127,659
Federal funds sold	75,165	51,891
Securities available for sale, at estimated fair value (amortized cost of $483,219 in
2010 and $500,340 in 2009)	486,623	500,635
Securities held to maturity, at amortized cost (estimated fair value of $19,790 in
2010 and $22,728 in 2009)	18,573	21,650
Federal Home Loan Bank of New York (FHLB) stock	7,686	8,470
Loans (net of allowance for loan losses of $47,127 in 2010 and $38,645 in 2009)	1,693,083	1,772,645
Accrued interest and other receivables	19,072	15,200
Premises and equipment, net	28,956	30,383
Other real estate owned	5,578	9,211
Deferred income tax, net	24,419	20,957
Bank owned life insurance	25,388	24,458
Goodwill	23,842	23,842
Other intangible assets	2,865	3,276
Other assets	16,241	15,958
TOTAL ASSETS	$2,883,239	$2,665,556

LIABILITIES
Deposits:
Non interest bearing	$789,420	$686,856
Interest bearing	1,621,643	1,485,759
Total deposits	2,411,063	2,172,615
Securities sold under repurchase agreements and other short-term borrowings	64,549	53,121
Other borrowings	102,768	123,782
Accrued interest and other liabilities	22,357	22,360
TOTAL LIABILITIES	2,600,737	2,371,878

STOCKHOLDERS’ EQUITY
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
16,029,164 and 16,016,738 shares in 2010 and 2009, respectively	3,465	3,463
Additional paid-in capital	346,567	346,297
Retained earnings (deficit)	(11,179)	2,294
Accumulated other comprehensive income (loss)	1,213	(812)
Treasury stock, at cost; 1,299,414 shares in 2010 and 2009	(57,564)	(57,564)
Total stockholders’ equity	282,502	293,678

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,883,239	$2,665,556

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended June 30, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended June 30,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$316,380	$166	0.21%	$1,289	$7	2.17%
Federal funds sold	62,114	36	0.23%	19,703	14	0.28%
Securities: (1)
Taxable	386,195	3,560	3.69%	432,019	4,483	4.15%
Exempt from federal income taxes	165,845	2,494	6.02%	196,954	3,127	6.35%
Loans, net (2)	1,731,967	27,127	6.27%	1,739,010	27,374	6.30%
Total interest earning assets	2,662,501	33,383	5.02%	2,388,975	35,005	5.86%

Non interest earning assets:
Cash & due from banks	48,753			46,307
Other assets	137,565			121,109
Total non interest earning assets	186,318			167,416

Total assets	$2,848,819			$2,556,391

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$961,839	$2,167	0.90%	$775,267	$2,327	1.20%
Savings	112,318	133	0.47%	99,338	113	0.46%
Time	209,038	665	1.27%	268,712	975	1.45%
Checking with interest	361,091	354	0.39%	267,069	304	0.46%
Securities sold under repo & other s\t borrowings	60,917	71	0.47%	88,675	87	0.39%
Other borrowings	118,465	1,440	4.86%	170,644	1,925	4.51%
Total interest bearing liabilities	1,823,668	4,830	1.06%	1,669,705	5,731	1.37%

Non interest bearing liabilities:
Demand deposits	716,312			652,008
Other liabilities	16,080			32,718
Total non interest bearing liabilities	732,392			684,726

Stockholders’ equity (1)	292,759			201,960
Total liabilities and stockholders’ equity	$2,848,819			$2,556,391

Net interest earnings		$28,553			$29,274

Net yield on interest earning assets			4.29%			4.90%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the six months ended June 30, 2010 and 2009
The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Six Months Ended June 30,
		2010			2009
	-		-	-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$249,140	$259	0.21%	$4,573	$12	0.52%
Federal funds sold	75,036	78	0.21%	12,694	24	0.38%
Securities: (1)
Taxable	374,450	7,247	3.87%	453,161	9,930	4.38%
Exempt from federal income taxes	167,881	5,125	6.11%	200,687	6,445	6.42%
Loans, net (2)	1,745,062	54,691	6.27%	1,717,905	54,391	6.33%
Total interest earning assets	2,611,569	67,400	5.16%	2,389,020	70,802	5.93%

Non interest earning assets:
Cash & due from banks	45,401			43,891
Other assets	139,473			118,556
Total non interest earning assets	184,874			162,447

Total assets	$2,796,443			$2,551,467

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$925,967	$4,347	0.94%	$727,942	$4,547	1.25%
Savings	112,547	261	0.46%	97,577	228	0.47%
Time	208,088	1,339	1.29%	290,788	2,281	1.57%
Checking with interest	345,044	707	0.41%	224,822	499	0.44%
Securities sold under repo & other s\t borrowings	63,480	148	0.47%	141,604	401	0.57%
Other borrowings	121,106	2,938	4.85%	183,655	4,026	4.38%
Total interest bearing liabilities	1,776,232	9,740	1.10%	1,666,388	11,982	1.44%

Non interest bearing liabilities:
Demand deposits	705,159			651,575
Other liabilities	20,610			30,941
Total non interest bearing liabilities	725,769			682,516

Stockholders’ equity (1)	294,442			202,563
Total liabilities and stockholders’ equity	$2,796,443			$2,551,467

Net interest earnings		$57,660			$58,820

Net yield on interest earning assets			4.42%			4.92%

(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.
(2) Includes loans classified as non-accrual.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
Non-GAAP disclosures
	Three Months Ended		Six Months Ended
	Jun 30		Jun 30
	2010	2009	2010	2009
Total interest earning assets:
As reported	$2,667,880	$2,390,414	$2,615,872	$2,388,491
Unrealized gain (loss) on securities
available-for-sale (1)	5,379	1,439	4,303	(529)

Adjusted total interest earning assets	$2,662,501	$2,388,975	$2,611,569	$2,389,020

Net interest earnings:
As reported	$27,680	$28,180	$55,866	$56,564
Adjustment to tax equivalency basis (2)	873	1,094	1,794	2,256

Adjusted net interest earnings	$28,553	$29,274	$57,660	$58,820

Net yield on interest earning assets:
As reported	4.15%	4.72%	4.27%	4.74%
Effects of (1) and (2) above	0.14%	0.19%	0.14%	0.19%

Adjusted net interest earnings	4.29%	4.90%	4.42%	4.92%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
Second Quarter 2010
(Dollars in thousands, except per share amounts)

	-	-	-	-
	3 mos end	3 mos end	6 mos end	6 mos end
	Jun 30	Jun 30	Jun 30	Jun 30
	2010	2009	2010	2009

Earnings:
Net Interest Income	$27,680	$28,179	$55,866	$56,564
Non Interest Income	$2,684	$1,837	$5,477	$4,487
Non Interest Expense	$18,138	$19,639	$36,592	$38,088
Net Income (Loss)	($10,955)	$310	($6,100)	$6,902
Net Interest Margin	4.15%	4.72%	4.27%	4.74%
Net Interest Margin (FTE)	4.29%	4.90%	4.42%	4.92%

Diluted Earnings (Loss) Per Share (1)	($0.68)	$0.03	($0.38)	$0.58
Dividends Per Share (1)	$0.23	$0.36	$0.46	$0.79
Return on Average Equity	-14.82%	0.61%	-4.11%	6.82%
Return on Average Assets	-1.54%	0.05%	-0.44%	0.54%

Average Balances:
Average Assets	$2,854,198	$2,557,830	$2,800,746	$2,550,938
Average Net Loans	$1,731,967	$1,739,010	$1,745,062	$1,717,905
Average Investments	$552,040	$628,973	$542,331	$653,848
Average Interest Earning Assets	$2,667,880	$2,390,414	$2,615,872	$2,388,491
Average Deposits	$2,360,598	$2,062,394	$2,296,805	$1,992,704
Average Borrowings	$179,382	$259,319	$184,586	$325,259
Average Interest Bearing Liabilities	$1,823,668	$1,669,705	$1,776,232	$1,666,388
Average Stockholders’ Equity	$295,695	$202,953	$296,812	$202,345

Asset Quality — During Period:
Provision for loan losses	$28,548	$11,527	$34,130	$14,492
Net Chargeoffs	$20,784	$1,549	$25,647	$2,852
Annualized Net Chargeoffs/Avg Net Loans	4.80%	0.36%	2.94%	0.33%

(1) 2009 per share amounts have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
Second Quarter 2010
(Dollars in thousands except per share amounts)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2010	2010	2009	2009	2009

Period End Balances:
Total Assets	$2,883,239	$2,804,199	$2,665,556	$2,578,790	$2,562,048
Total Investments	$505,196	$534,846	$522,285	$548,123	$520,102
Net Loans	$1,693,083	$1,755,981	$1,772,645	$1,750,917	$1,746,190
Goodwill and Other Intangible Assets	$26,707	$26,912	$27,118	$24,414	$24,620
Total Deposits	$2,411,063	$2,284,938	$2,172,615	$2,169,811	$2,135,247
Total Stockholders’ Equity	$282,502	$297,002	$293,678	$200,718	$194,751
Common Shares Outstanding (1)	16,029,164	16,025,792	16,016,738	11,612,209	11,628,162
Book Value Per Share (1)	$17.62	$18.53	$18.34	$17.29	$16.75
Tier 1 Leverage Ratio — HVHC	9.0%	9.9%	10.2%	6.9%	6.8%
Tier 1 Risk Based Capital Ratio — HVHC	14.0%	14.2%	13.9%	9.2%	9.0%
Total Risk Based Capital Ratio — HVHC	15.2%	15.4%	15.2%	10.5%	10.2%
Tier 1 Leverage Ratio — HVB	8.1%	8.3%	8.4%	6.9%	6.8%
Tier 1 Risk Based Capital Ratio — HVB	12.6%	11.9%	11.4%	9.2%	9.0%
Total Risk Based Capital Ratio — HVB	13.9%	13.1%	12.7%	10.4%	10.2%
Loan Categories:
Commercial Real Estate	$784,012	$792,447	$783,597	$745,406	$731,927
Construction	203,124	247,679	255,660	261,827	274,039
Residential	454,529	445,107	454,532	454,326	453,182
Commercial and Industrial	254,840	265,761	274,860	282,513	279,400
Individuals	29,992	29,361	26,970	26,824	25,887
Lease Financing	17,822	19,569	20,810	19,800	20,660
Total Loans	$1,744,319	$1,799,924	$1,816,429	$1,790,696	$1,785,095

Asset Quality — Period End:
Allowance for Loan Losses	$47,127	$39,363	$38,645	$34,845	$34,177
Loans 31-89 Days Past Due Accruing	$6,380	$30,934	$32,022	$35,489	$40,228
Loans 90 Days or More Past Due Accruing	$448	$8,504	$6,941	$20,878	$11,039
Nonaccrual Loans	$69,562	$69,686	$50,590	$39,872	$41,308
Other Real Estate Owned	$5,578	$6,937	$9,211	$5,063	$7,188
Allowance / Total Loans	2.70%	2.19%	2.13%	1.95%	1.91%
Nonaccrual / Total Loans	3.99%	3.87%	2.79%	2.23%	2.31%
Nonaccrual + 90 Day Past Due / Total Loans	4.01%	4.34%	3.17%	3.39%	2.93%
Nonaccrual + OREO / Total Assets	2.61%	2.73%	2.24%	1.74%	1.89%

(1) Share and per share amounts for September 2009 and June 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
Second Quarter 2010
(Dollars in thousands except per share amounts)
	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2010	2010	2009	2009	2009

Interest Income	$32,510	$33,096	$34,194	$33,839	$33,910
Interest Expense	4,830	4,910	5,129	5,193	5,731
Net Interest Income	27,680	28,186	29,065	28,646	28,179
Provision for Loan Losses	28,548	5,582	7,082	2,732	11,527
Non Interest Income	2,684	2,793	2,666	3,341	1,837
Non Interest Expense	18,138	18,454	17,122	18,931	19,639
Income (Loss) Before Income Taxes	(16,322)	6,943	7,527	10,324	(1,150)
Income Taxes (Benefit)	(5,367)	2,088	2,315	3,426	(1,460)
Net Income (Loss)	($10,955)	$4,855	$5,212	$6,898	$310

Diluted Earnings (Loss) per share (1)	($0.68)	$0.30	$0.34	$0.58	$0.03

Net Interest Margin	4.15%	4.40%	4.67%	4.76%	4.72%

Average Cost of Deposits (2)	0.56%	0.60%	0.64%	0.66%	0.72%

(1) Share and per share amounts for September 2009 and June 2009 have been restated to reflect the effects of the 10% stock dividend issued in December 2009.
(2) Includes non interest bearing deposits